EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2008:

Subsidiary	Country of Incorporation
Shopping Alto Palermo S.A.	Argentina
Fibesa S.A.	Argentina
Tarshop S.A.	Argentina
Emprendimiento Recoleta S.A.	Argentina
Inversora del Puerto S.A. (2)	Argentina
Shopping Neuquén S.A.	Argentina
Mendoza Plaza Shopping S.A.(3)	Argentina
E-Commerce Latina S.A.(4)	Argentina
Comercializadora Los Altos S.A (5)	Argentina
Empalme S.A.I.C.F.A. Y G. (3)	Argentina
Panamerican Mall S.A.	Argentina